Exhibit 107.1

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

American Well Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	Rule 457(r) and Rule 457(c) (1)	606,618	$2.95(1)	$1,789,523.10	0.0001102	$197.21
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$1,789,523.10		$197.21
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$197.21

(1)       Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The maximum price per share and maximum aggregate offering price are based on the average of the high and low sale prices of the registrant’s Class A common stock as reported on the New York Stock Exchange on December 27, 2022, which date is within five business days prior to filing this prospectus supplement.